Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Invitrogen Corporation (along with its successors and assigns, the “Company”) and David F. Hoffmeister (“Executive” and, along with the Company, a “Party”), effective as of October 13, 2004.

1. Duties and Scope of Employment.

(a) Positions and Duties. Beginning on October 13, 2004 (the “Employment Date”) and during his subsequent employment hereunder (the “Employment Term”), Executive shall serve as Chief Financial Officer, Sr. Vice President, Finance of the Company; shall have all duties and authorities customarily exercised by an individual serving as the chief financial officer of an entity of the size and nature of the Company; shall have such additional duties and authorities, consistent with the foregoing, as may from time to time be reasonably assigned to Executive by the CEO and/or the Board of Directors of the Company (the “Board”) and shall report solely and directly to the CEO. During the Employment Term, Executive’s principal office and principal place of employment shall be at the Company’s headquarters, except to the extent otherwise agreed upon by the Parties. The Employment Term shall commence on the Employment Date and shall end on the date that Executive’s employment hereunder terminates (the “Termination Date”). (The Parties acknowledge that the use of the term “Employment Term” does not imply a specified period of time and is not intended to be contrary to the concept of employment “at will”, as discussed in Section 2, below.)

(b) Obligations. During the Employment Term, Executive will devote substantially all of his business efforts and time to the business and affairs of the Company. During the Employment Term, Executive agrees not to (i) serve on the board of any business organization without the prior approval of the Company, which approval will not be unreasonably withheld, or (ii) engage actively in any activity that would constitute a conflict of interest with Executive’s employment with the Company; provided, however, that Executive may, without the approval of the Company, (w) serve in any capacity with any civic, educational, charitable or professional organization, (x) engage in charitable activities and community affairs, (y) accept and fulfill a reasonable number of speaking engagements, and (z) manage his personal investments and affairs, in each case to the extent such activities do not impair, or otherwise conflict with, Executive’s performance of his duties to the Company.

2. At-Will Employment. The Parties each acknowledge that Executive’s employment hereunder is at-will and may be terminated at any time with or without good cause or for any or no cause, at the option of either Party and on written notice to the other Party, and shall terminate automatically upon Executive’s death, subject in all cases to the terms of this Agreement (including, without limitation, Section 5 below). The Parties understand and agree that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company shall give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s status as an at-will employee of the Company unless the provisions of Section 12 are complied with. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3. Compensation.

(a) Base Salary. The Company will pay Executive, as compensation for Executive’s services during the Employment Term, a base salary at the annualized rate of $425,000 (the “Base Salary”). The Base Salary will be paid through payroll periods that are consistent with the Company’s normal payroll practices (but no less frequently than monthly) and will be subject to required withholding. The Base Salary will be reviewed at least annually during the Employment Term by the Compensation and Organizational Development Committee of the Board (together with its successors, the “C&O Committee”) to determine whether an increase in the Base Salary is appropriate. Any such increased Base Salary shall thereafter constitute “Base Salary” for all purposes of this Agreement. Notwithstanding the foregoing, Executive’s Base Salary may be reduced during the Employment Term to the extent that salary reductions are then applied generally and uniformly to members of senior management of the Company.

(b) Incentive Compensation Plan Bonus. With respect to each fiscal year of the Company that ends during the Employment Term, Executive shall be entitled to receive an annual bonus (an “ICP Bonus”), pursuant to the Company’s Incentive Compensation Plan or any successor thereto (the “ICP”), to the extent that the applicable performance criteria established pursuant to the ICP are satisfied. Executive’s target ICP Bonus opportunity (“ICP Target”) for each fiscal year shall be no less than 50% of the Base Salary he earned during such year. Notwithstanding the foregoing, Executive’s ICP Bonus shall be guaranteed to be no less than ICP Target for one year beginning on the Employment Date and shall be paid automatically for such period, provided that such payments shall be prorated for the remainder of 2004 and for the portion of 2005 prior to the anniversary of the Employment Date. The balance of the 2005 ICP Bonus that is based on the portion of 2005 that follows the anniversary of the Employment Date will only be paid to the Executive if the Company attains its corporate financial targets for the 2005 year and to the extent Executive satisfies his individual targets, in accordance with the then-existing ICP. If the Company exceeds its corporate financial targets under the ICP in any year, Executive shall be eligible to participate in any payout that exceeds 100% of the ICP Target, subject to any adjustment that may be made based on individual performance, in accordance with the ICP. Any portion of the ICP Bonus guaranteed or earned for 2004 and 2005 shall be paid in April of 2005 and 2006, respectively, or on such earlier date upon which other senior executives of the Company are paid their corresponding ICP Bonuses. Executive acknowledges that the ICP Bonus for periods following the first anniversary of the Employment Date is not guaranteed in any respect. Any ICP Bonus earned shall be paid in cash through the Company’s standard payroll methods, subject to required withholding. Except as referenced above, all other terms and conditions of the then current ICP Plan will apply.

(c) Signing Bonus. As soon as practicable following the Employment Date, the Company will pay Executive a one-time cash signing bonus of $375,000 (the “Signing Bonus”), less required withholding. If, prior to the second anniversary of the Employment Date, Executive’s employment hereunder is terminated in a termination governed by Section 5(b) below (relating to Cause/voluntary terminations), then Executive shall repay an amount equal to (i) the Net Signing Bonus (as such term is defined below) times (ii) a fraction, the numerator of which equals twenty-four (24) less the number of full calendar months Executive has been employed hereunder and the denominator of which is twenty-four (24). Such amount shall be due and payable no later than seven (7) days after the Termination Date. For purposes of this Agreement, the term “Net Signing Bonus” means an amount equal to the Signing Bonus minus the sum of all federal, state and local income and employment taxes paid, or payable, by Executive in connection with the Signing Bonus, assuming for this purpose that the highest marginal tax rates apply.

(d) Special Bonuses. The Company shall pay Executive a special cash bonus of $225,000 (the “Special Bonus”), less required withholdings, on or before each of the first three anniversaries of the Employment Date (i.e., an aggregate of $675,000), but only if Executive is employed hereunder on the date such payment is due or if his employment hereunder has previously been terminated in a termination not governed by Section 5(b) below (relating to Cause/voluntary terminations).

(e) Sign-On MTIP Bonus. The Company shall pay Executive a one-time, medium term incentive bonus (the “Sign-On MTIP Bonus”) in an amount equal to one year’s ICP award at the 100% level (the “MTIP Target”), less applicable withholdings, provided that the Company achieves its financial targets (revenue growth and ROCE) in 2004, 2005, and 2006, under the Company’s existing medium term incentive plan (the “Current MTIP”) or any successor thereto. For purposes of this Agreement and all Exhibits to this Agreement, the term “MTIP” standing alone includes any multi-year incentive plan that (i) the Company determines is included in this definition, (ii) is referred to by the Company as a “medium term incentive plan” or “MTIP,” and (iii) any plan, by whatever name, that is reasonably similar to the Current MTIP in terms of time period and payout. If earned, the Sign-On MTIP Bonus will be paid in March 2007 in cash and restricted stock or RSUs in accordance with the Current MTIP, but only if Executive is employed by the Company on the date such payment is made or as otherwise provided in Section 5 of this Agreement.

(f) Sign-On Stock Option. Effective as of the Employment Date, Executive shall be granted a ten-year stock option under the Company’s 2004 Equity Incentive Plan to purchase 200,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Company’s Common Stock on the Employment Date (the “Sign-On Option”). Assuming continued employment, the Sign-On Option shall vest over a four-year period, vesting 25% on the first anniversary of the Employment Date and vesting an additional 1/16 of the total Sign-On Option at the end of each three-month anniversary of the Employment Date thereafter until the Sign-On Option is fully vested after four years. The option shall be in the form of an Incentive Stock Option (or “ISO”) and subject to the terms of an Incentive Stock Option Agreement in the form attached hereto as Exhibit A to the extent allowed by the U.S. Internal Revenue Code and applicable regulations, and to the extent not qualified as an ISO, shall be in the form of a Nonstatutory Stock Option subject to the terms of a Nonstatutory Stock Option Agreement in the form attached hereto as Exhibit B.

(g) Sign-On Restricted Stock Units. Effective as of the Employment Date, Executive shall be granted 50,000 restricted stock units under the Company’s 2004 Equity Incentive Plan (the “Sign-On RSU Award”), pursuant to a Restricted Stock Units Agreement in substantially the form attached hereto as Exhibit C. Assuming continued employment, such restricted stock units shall vest 100% on the third anniversary of the Employment Date.

(h) Additional Awards and Amounts. In addition to the amounts and awards described in Sections 3(a) through 3(g), Executive shall be eligible to receive, in the C&O Committee’s (or the Board’s) discretion, additional grants of stock options and other equity-based awards based on performance and consistent with the Company’s regular compensation practices for other senior executive officers, taking into account Executive’s position relative to other executives; provided, however, that Executive will not be eligible for the Company’s semi-annual grant of options and/or RSUs to be made in the fall of 2004. In determining the amount of any such future grants, the C&O Committee (and the Board) will not consider, or otherwise offset in any fashion, the amounts and awards provided under Section 3(c) through 3(g) above, except to the extent necessary to satisfy their fiduciary duty to the Company. The terms of any such future awards will be similar (other than as to amounts) to the terms of corresponding awards (if any) granted to other senior executive officers generally.

(i) Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all perquisites, and in all welfare, pension, retirement, income deferral, fringe, and other benefit plans, programs and arrangements, that are then maintained by the Company and that are of general applicability to other senior executives of the Company (including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, flexible-spending account, 401(k), annual physical, personal financial counseling, deferred compensation, and supplemental long term disability insurance plans, programs and arrangements), in each case at a level, and on terms and conditions, that are commensurate with Executive’s positions and responsibilities at the Company. For avoidance of doubt, the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees generally at any time.

(j) Business Expenses. The Company agrees to reimburse Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder. Executive shall submit vouchers, invoices and such other documentation in accordance with reasonable policies and procedures established by the Company.

(k) D&O Insurance. During Executive’s employment with the Company and for at least six (6) years thereafter, a directors’ and officers’ liability insurance policy (or policies) shall be kept in place providing coverage to Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former officer or director of the Company.

4. Relocation Expenses. Executive shall use his best reasonable efforts to relocate his primary residence to San Diego County, California (or the nearby area) no later than six months after the Employment Date. To facilitate this relocation, Executive shall be entitled to the benefits outlined in the Executive Relocation Program provided to Executive.

5. Severance. Upon any termination of his employment hereunder for any reason, Executive shall receive prompt payment or provision, by wire transfer to the extent reasonably requested, of (i) Base Salary through the Termination Date, (ii) all accrued business and relocation expense reimbursements, (iii) all compensation previously earned but deferred by Executive (together with any accrued interest thereon) and not yet paid by the Company, (iv) except in the case of a termination governed by Section 5(b), the balance of any annual, long-term or other incentive award earned, but not yet paid, in respect of any period ending on or before the Termination Date and (v) any other benefits (other than severance benefits, except as provided below) due to Executive in accordance with any applicable plan, program, agreement, corporate governance document, or other arrangement of the Company or any of its affiliates (collectively, “Company Arrangements”) (the compensation and benefits described in clauses (i) through (v), collectively, being the “Accrued Obligations”). In addition, the following shall apply:

(a) Termination with Good Reason, Involuntary Termination other than for Cause. If Executive’s employment hereunder is terminated by the Company other than (x) for Cause in accordance with Section 5(e) below, (y) for disability in accordance with Section 5(f) below, or (z) due to Executive’s death, or if Executive’s employment hereunder is terminated by Executive with “Good Reason” (as defined in Section 5(g) below), then, in addition to the Accrued Obligations Executive shall be entitled :

(i) to prompt payment, by wire transfer to the extent reasonably requested, of a lump-sum cash severance payment equal to 1.5 times the sum of Executive’s annualized Base Salary, plus his annualized ICP Target, as of the Termination Date,

(ii) to prompt payment, by wire transfer to the extent reasonably requested, of a lump-sum cash severance payment equal to the Sign-On MTIP Bonus that Executive would have received had he remained employed hereunder through the 18 month anniversary of the Termination Date, assuming 100% achievement of all financial, performance and other targets;

(iii) to payment of any Special Bonus that has not yet been paid, with payment due at the same time such Special Bonus would have been due had Executive remained employed hereunder indefinitely;

(iv) to have any portion of the Sign-on Option and the Sign-On RSU Award that would have become vested had Executive remained employed hereunder through the 18 month anniversary of the Termination Date become immediately and fully vested, non-forfeitable, and exercisable (to the extent not previously exercised) as of the Termination Date, with the exercisable (and unexercised) portion of the Sign-On Option remaining exercisable through the first anniversary of the Termination Date; and

(v) to continued payment by the Company of the full cost of all group medical, dental and vision continuation coverage premiums for Executive and Executive’s eligible dependents for 18 months following the Termination Date under COBRA and the Company’s group health plan as then in effect.

The amounts payable to the Executive pursuant to this Agreement shall be determined without giving effect to any decrease in compensation or benefits that is in violation of the terms of this Agreement.

(b) Termination without Good Reason, Involuntary Termination for Cause. If Executive terminates his employment hereunder voluntarily, other than for Good Reason in accordance with Section 5(g) or Disability in accordance with Section 5(f), or if Executive’s employment with the Company is terminated for Cause in accordance with Section 5(e), then Executive will receive the Accrued Obligations, and Executive shall not be entitled to any other compensation or benefits from the Company (including any severance payment described above in Section 5(a)), except to the extent provided under the applicable Company benefit plans or as may be required by law (for example, under COBRA).

(c) Death or Disability. If Executive’s employment hereunder is terminated due to disability in accordance with Section 5(f), or due to his death, then, in addition to the Accrued Obligations, the Executive (or his heirs, estate or legal representatives, as applicable) shall receive:

(i) payment of any Special Bonus that has not yet been paid, with payment due at the same time such Special Bonus would have been due had Executive remained employed hereunder indefinitely,

(ii) prompt payment of a lump-sum cash amount equal to Executive’s annualized ICP Target as of the Termination Date multiplied by a fraction, the numerator of which is the number of days elapsed in the calendar year of termination through the Termination Date, and the denominator of which is 365;

(iii) with respect to each MTIP award then outstanding, prompt payment of a lump-sum cash amount equal to the target award (assuming 100% achievement of all financial, performance and other targets) multiplied by a fraction, the numerator of which is the number of days in the applicable performance period (e.g., three years) elapsed through the Termination Date and the denominator of which is the number of days in such performance period;

(iv) to have any portion of the Sign-on Option and the Sign-On RSU Award that would have become vested had Executive remained employed hereunder through the first anniversary anniversary of the Termination Date become immediately and fully vested, non-forfeitable, and exercisable (to the extent not previously exercised) as of the Termination Date, with the exercisable (but unexercised) portion of the Sign-On Option remaining exercisable through the first anniversary of the Termination Date; and

(v) to continued payment by the Company of the full cost of the group medical, dental and vision continuation coverage premiums for Executive and Executive’s eligible dependents for up to 18 months under COBRA and the Company’s group health plans, as then in effect.

(d) Conditions to Receiving Lump-Sum Severance. Except for the Accrued Obligations and for benefits under Sections 5(a)(v) and 5(c)(v), any severance benefits provided pursuant to this Section 5 or Exhibits A, B or C of this Agreement will be provided to Executive only if the following conditions are satisfied: (i) Executive has not committed a willful and material violation of the surviving provisions of the New Hire Documents (as defined below), which violation has not been cured following a timely written demand for cure from the Company; and (ii) Executive has executed, and has not within seven days thereafter revoked, a mutual release agreement in substantially the form set forth in Exhibit D, which agreement the Company covenants and agrees to execute and return to Executive within seven days after receiving it from Executive, it being understood that the terms of Exhibit D may be amended by agreement of the Parties. Any such benefits provided by the terms of this Agreement will be provided to Executive as soon as practicable following the Termination Date.

(e) Cause. The Company may terminate the Executive’s employment during the Employment Term for “Cause” only in accordance with the provisions set forth herein.

(i) For purposes of this Agreement, “Cause” means (A) repeated violations by Executive of Executive’s material responsibilities and material duties under this Agreement which are demonstrably willful and deliberate on Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, (B) commission of a willful and material act of fraud, embezzlement or theft by Executive in connection with Executive’s duties or in the course of Executive’s employment with the Company or its affiliated companies, (C) willful and material violation of any law, regulation, or rule applicable to the Company’s business or reputation, including, without limitation securities laws, (D) willful misconduct causing intentional wrongful damage to property of the Company or its affiliated companies, (E) willfully and wrongfully disclosing secret processes or confidential information of the Company or its affiliated companies, (F) willfully participating, without the Company’s express written consent, in the management of any business enterprise which engages in substantial and direct competition with the Company or its affiliated companies, or (G) conviction of, or plea of nolo contendere to, a felony, which conviction or plea materially harms the business or reputation of the Company, provided that in the case of clauses (A) through (F), any such act or omission constituted willful gross misconduct and shall have been materially harmful to the Company or its affiliates. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.

(ii) The Company may not terminate the Executive’s employment for Cause under clause (A) through (F) of the definition set forth above unless (a) the Company provides Executive with written notice of its intent to consider termination of Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration; (b) within thirty (30) days after the date such notice is provided, Executive shall have a reasonable opportunity to appear before the Board, with or without legal representation, at Executive’s election, to present arguments and evidence on his own behalf to defend such act or acts, or failure to act, and, if such act or failure to act is correctable, Executive shall be given thirty (30) days after such meeting to correct such act or failure to act; and (c) following presentation to the Board as provided in clause (b) above or Executive’s failure to appear before the Board at a date and time specified in the notice and, following expiration of the thirty (30) day period in which to correct such acts or failures to act that are correctable, Executive’s employment may be terminated for Cause only if (1) the Board, by an affirmative vote of a majority of its members (excluding Executive and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive’s employment hereunder for Cause), determines that the acts or failures to act of Executive specified in the notice occurred and remained uncorrected, and Executive’s employment should accordingly be terminated for Cause; and (2) the Board provides Executive with a written determination setting forth in specific detail the basis of such termination of employment, which basis must be consistent with the reasons set forth in the notice. Any determination that Cause existed shall, for avoidance of doubt, be subject to de novo review in arbitration under Section 11 below.

(f) Disabled. For purposes of this Agreement, “Disabled” means Executive being unable to perform the principal functions of his duties hereunder due to physical or mental impairment, but only if such inability has lasted, or should reasonably be expected to last, for at least six (6) months. Whether Executive is Disabled will be determined by the Board in good faith, based on evidence provided by one or more physicians selected by the Board. In the event that Executive becomes Disabled, either Party may terminate his employment hereunder on no less than twenty (20) days’ notice to the other Party.

(g) Good Reason. Executive’s employment hereunder may be terminated by Executive, on no less than twenty (20) days’ prior notice to the Company, following the occurrence of “Good Reason.” For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s prior express written consent (except in consequence of a prior termination of Executive’s employment), of any of the following circumstances during the Employment Term:

(i) a substantial diminution in Executive’s position, authority, duties, or responsibilities, excluding non-substantial changes in title or office, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after written notice thereof is given to the Company by Executive;

(ii) any failure by the Company to comply with any provision of Section 3 or 4 of this Agreement (or, for avoidance of doubt, with the terms of any award granted pursuant to such Sections), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after written notice thereof is given to the Company by Executive;

(iii) any purported termination of Executive’s employment hereunder for Cause which is not effected in accordance with the provisions of Section 5(e) above; or

(iv) any failure of the Company to obtain, prior to the closing of any transaction that results in a Change in Control of the Company (as defined in the Change-In-Control Agreement), an agreement from any successor, satisfactory to Executive in his sole discretion, to assume and agree to perform this Agreement.

(h) Exclusive Severance Benefits; Offset for Change-in-Control Benefits. Upon termination of his employment hereunder, Executive will not be entitled to any severance benefits under any Company severance plan, policy, or practice, except to the extent provided in this Agreement or in the Change-in-Control Agreement described in Section 6(a) below. Any benefits to which Executive is entitled under this Agreement shall be offset against benefits to which Executive is, or becomes, entitled under the Change-in-Control Agreement.

6. Additional Documentation.

(a) Executive Documents. The Parties agree to execute, on or before the Employment Date and effective as of the Employment Date, a Change-in-Control Agreement and an Indemnification Agreement, in substantially the forms attached hereto as Exhibits E and F respectively (together, the “Executive Documents”).

(b) Standard New Hire Documents. Executive agrees to execute, on or before the Employment Date and effective as of the Employment Date, the following standard documentation required from all new employees: the Company’s Protocol Certification, Information and Technology Agreement, Trade Secrets Policy, Insider Trading Policy, and Electronic Communications Policy (together, the “New Hire Documents”), copies of which have been provided to Executive.

7. Assignment.

(a) This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives and assigns, and (in the case of Executive) his heirs, beneficiaries and executors.

(b) No rights or obligations of the Company under this Agreement may be assigned or transferred by it except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

(c) None of the rights or obligations of Executive under this Agreement may be assigned or transferred by Executive. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements and by giving notice thereof to the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

8. Notices. Any notice, consent, demand, request, or other communication given to any person or entity in connection with this Agreement shall be in writing and shall be deemed to have been given to such person or entity (x) when delivered personally to such person or entity or (y), provided that a written acknowledgment of receipt is obtained, four days after being sent by prepaid certified or registered mail, or (z) one day after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such person or entity (or to such other address as such person or entity shall have specified by ten days’ advance notice given in accordance with this Section 8):

If to the Company:

Invitrogen Corporation 1600 Faraday Avenue Carlsbad, CA 92008
Attn: Sr. Vice President, Human Resources General Counsel

If to Executive:

To him at his principal residence as it then appears in the Company’s records, with a copy (during the Employment Term) to him at his principal office at the Company.

With a copy to:

Morrison Cohen Singer & Weinstein, LLP
750 Lexington Avenue
New York, New York 10022
Attn: Robert M. Sedgwick, Esq.
Facsimile: (212) 735-8708

If to a beneficiary of Executive:

To the address most recently specified by Executive or his beneficiary.

9. Severability. In the event that any provision hereof becomes or is declared by any arbitrator(s), or court, of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

10. Entire Agreement. This Agreement, and the documents and agreements expressly referred to in this Agreement represent the entire agreement and understanding between the Parties concerning the subject matter hereof and Executive’s employment relationship with the Company, and supersede and replace any and all prior or contemporaneous agreements and understandings, whether written or oral, between the Parties.

11. Arbitration and Equitable Relief.

(a) Except as provided in Section 11(d) below, the Parties agree that to the extent permitted by law, any dispute or controversy arising out of, or relating to, this Agreement, or the documents referred to in it (including, without limitation, the interpretation, validity, construction, performance, or breach thereof), Executive’s employment with the Company, or any termination of such employment, shall be settled by arbitration to be held at a location within thirty (30) miles of Carlsbad, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The award of the arbitrator(s) shall be in writing and shall state the essential findings and conclusions on which the award is based. In addition to monetary relief, the arbitrators may grant injunctions or other equitable relief in any such dispute or controversy. Any award by the arbitrator(s) shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on any award by the arbitrator(s) in any court having jurisdiction.

(b) The arbitrator will apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(c) The Company shall pay the direct costs and expenses of any arbitration, or court proceeding, under this Section 11. Each Party shall separately pay such Party’s own counsel fees and expenses; provided, however, that the Company shall promptly reimburse Executive (or his beneficiaries) for all expenses (including, without limitation, attorneys’ fees) he (or his beneficiaries) reasonably incurs to the extent that Executive (or his beneficiaries) substantially prevails in the proceeding in question.

(d) Either Party may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of the New Hire Documents or this Section 11, without breach of this Section 11 and without abridgement of the powers of the arbitrator(s).

(e) EACH PARTY HAS READ AND UNDERSTANDS SECTION 11, WHICH DISCUSSES ARBITRATION. EACH PARTY UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, SUCH PARTY AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EACH PARTY’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF THE STATE OF CALIFORNIA; AND

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

12. Amendments and Waivers. No provision in this Agreement may be changed unless such change is set forth in a writing that expressly refers to the provision(s) of this Agreement that are being changed and that is signed by Executive and by the Chief Executive Officer, Sr. Vice President of Human Resources, or General Counsel of the Company. No waiver by any person or entity of any breach of any condition or provision contained in this Agreement shall be effective unless such person or entity sets forth such waiver in a signed writing that expressly refers to the provision(s) of this Agreement whose control such person or entity is waiving.

13. Withholding. Notwithstanding anything elsewhere to the contrary, the Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any required withholding taxes.

14. No Mitigation. The amounts payable, and benefits provided, to Executive pursuant to this Agreement (including, without limitation, pursuant to Section 5) will not be subject to any requirement of mitigation, nor, except as specifically set forth herein, will they be offset, or otherwise reduced, because Executive (or his beneficiaries) receive compensation or benefits from any source other than the Company.

15. Governing Law. This Agreement will be governed by the law of the State of California, without regard to its conflicts of laws principles).

16. Confidentiality. Each Party agrees to use such Party’s best reasonable efforts to keep this Agreement confidential (other than with respect to professional advisors, immediate family members, and the like) until the Employment Date. The Parties acknowledge and agree that Invitrogen shall be free to make any governmental filings, including SEC filings that include copies of this and related agreements, as required by law.

17. Legal Fees. The Company agrees to reimburse Executive, on an after-tax basis, for all legal and professional fees and costs incurred by Executive in connection with the discussion, negotiation and documentation of this employment arrangement and of certain alternative employment arrangements with another company.

18. Acknowledgment. Each Party acknowledges that such Party has discussed this Agreement with and, obtained advice from an attorney; has carefully read and fully understands all the provisions of this Agreement; and is knowingly and voluntarily entering into this Agreement.

19. Conflicts. In the event of any conflict between any provision of this Agreement and any provision of any other Company Arrangement, the provision(s) of this Agreement shall control unless Executive otherwise agrees in a writing that expressly refers to the provisions of this Agreement whose control he is waiving. There shall be no contractual or similar restrictions on Executive’s right to terminate his employment with the Company, or on his post-employment activities, other than restrictions expressly set forth in this Agreement, the New Hire Documents, or the Executive Documents and restrictions, consistent with this Agreement, enforceable solely through loss of benefits to which he might otherwise be entitled.

20. Representations.

(a) The Company represents and warrants that (i) it is fully authorized by action of the C&O Committee (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) to the best of its knowledge and belief, the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any Company Arrangement and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b) Executive represents and warrants that (i) to the best of his knowledge and belief, delivery and performance of this Agreement by him does not violate any law, regulation, order, judgment or decree applicable to him or any agreement by which he is bound and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of Executive, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

21. Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment hereunder.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as set forth below:

EXECUTIVE

/s/ David F. Hoffmeister
David F. Hoffmeister

COMPANY

/s/ Joseph L. Rodriguez
Joseph L. Rodriguez
Sr. Vice President, Human Resources
Invitrogen Corporation